                                                Exhibit 99.1
Westlake to Optimize European Chlorovinyls Footprint
with Closure of Cologne PVC Plant
HOUSTON, September 29, 2026 — Westlake Corporation (NYSE: WLK) (“Westlake” or the “Company”) announced today that, in light of challenging market conditions, the Company is taking action to improve profitability by closing its polyvinyl chloride (“PVC”) plant in Cologne, Germany.
Chemical production in Europe continues to face difficult conditions, including weak demand, elevated energy costs and increased import pressure from Asia. Due to its smaller scale and higher logistical burden, the Cologne plant has higher costs than the Company’s other European PVC sites. The Company will continue to serve its customers from its remaining, lower-cost PVC facilities in Germany, including its recently acquired Wilhelmshaven site.
The broader global market is also experiencing pricing and cost pressures. In the third quarter of 2026, PVC and polyethylene average prices in North America are lower than the second quarter of 2026 as the price increases initially realized in the second quarter following the onset of the Iran conflict have moderated. Furthermore, in its Housing & Infrastructure Products segment, the Company has experienced higher freight costs caused by a surge in diesel prices and a moderate decline in sales volume caused by the slowdown in housing activity resulting from a rising interest rate environment.
In line with these more challenging market conditions, Westlake expects sequentially lower financial performance in the third quarter of 2026 compared to the second quarter of 2026.
“Given the persistent, challenging market conditions facing the global chemical industry, we have made the difficult decision to cease operations at our Cologne, Germany PVC site as part of our ongoing optimization of business operations,” said Westlake President and Chief Executive Officer Jean-Marc Gilson. “We will continue to supply our valued customers with PVC produced at our other German facilities. I want to recognize the dedication and contributions of all our employees, including those who will be leaving us. We appreciate their efforts over the years, and we are committed to treating everyone impacted with respect and to supporting them through this transition.”
The Cologne facility has annual production capacity of approximately 165,000 metric tons of PVC per year. In connection with the Cologne closure, Westlake expects to record total pre-tax charges of approximately $205 million, consisting of cash charges of approximately $100 million and non-cash charges of approximately $105 million. Approximately $110 million of these cash and non-cash charges are expected to be recorded in 2026, with the remaining portion to be recorded in 2027. The site is expected to cease operations in the first quarter of 2027. These actions are expected to improve the ongoing profitability of Westlake’s European chlorovinyl operations.

About Westlake
Celebrating 40 years of operations in 2026, Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer goods.
Contacts
Media Inquiries: Chip Swearngan, 713-960-9111
Investor Inquiries: Jeff Holy, 713-960-9111

Forward-Looking Statements

The statements in this press release that are not historical facts, including statements regarding the timing of the anticipated cessation of certain operations at the Cologne PVC plant, the anticipated effects of the closure on production capacity, the estimated pre-tax costs and expected cash outflows associated with the closure, anticipated financial performance of the Company in the third quarter of 2026, and the expected impact of the closure on the profitability of the Company’s European chlorovinyl operations are forward-looking statements within the meaning of the U.S. securities laws. These forward-looking statements are subject to significant risks and uncertainties, many of which are beyond the Company’s control. Actual results could differ materially, based on factors including, but not limited to, the ultimate cost of closure of such facilities, the outcome of consultations with works councils, unions and governmental authorities, and other risks and uncertainties. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2026, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which was filed with the SEC on August 5, 2026.